Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-141232 and 333-196873 on Form S-8 of Central Pacific Financial Corp. of our report dated June 27, 2024 appearing in this Annual Report on Form 11-K of Central Pacific Bank 401(k) Retirement Savings Plan for the year ended December 31, 2023.

/s/ Crowe LLP

New York, New York
June 27, 2024